EXHIBIT 99.1 Press Release

Media Contact:

Dana Stelsel

Corporate Communications Manager

(765) 771-5766

dana.stelsel@wabashnational.com

Investor Relations:

Mike Pettit

Vice President – Finance and Investor Relations

(765) 771-5581

michael.pettit@wabashnational.com

Wabash National Corporation Announces Appointment of

Brent Yeagy as President and COO and as a Director of the Company

LAFAYETTE, Ind. – September 19, 2016 – Wabash National Corporation (NYSE: WNC), a diversified industrial manufacturer and North America’s leading producer of semi-trailers and liquid transportation systems, today announced the appointment of Brent Yeagy as President and Chief Operating Officer. In addition, Mr. Yeagy was named to the Board of Directors of the corporation. Both appointments are effective on October 1, 2016.

“Our strategy to diversify and grow the business over these past several years has been highly successful, enabling us to deliver record performance each of the past four years. This appointment puts into place an enhanced leadership structure that will more effectively support our expanded and more diverse group of businesses,” stated Dick Giromini, President and CEO. “Mr. Yeagy has done an exceptional job in leading our Commercial Trailer Products business during these past seven years, first as general manager for three years and as group president these past four, setting numerous performance records along the way. Speaking on behalf of our full Board of Directors, we are confident that he will keep our momentum going.”

Mr. Yeagy has more than 25 years of experience in executive leadership, beginning with his career in the United States Navy, and a strong background in managing nearly every facet of operations in a manufacturing company. Mr. Yeagy joined Wabash National in 2003, holding various operations related positions before being appointed Vice President of Van Manufacturing in 2007. He served in that role until he was appointed Vice President and General Manager for the Commercial Trailer Products Group in January 2010. He was appointed Senior Vice President – Group President of the Commercial Trailer Products Group in June 2013. Prior to joining Wabash National, Mr. Yeagy held various roles within Human Resources, Environmental Engineering and Safety Management for Delco Remy International from June 1999 through February 2003. He served in various Plant Engineering roles at Rexnord Corporation from December 1995 through June 1999. Mr. Yeagy served in the United States Navy from 1991 until 1994, when he was honorably discharged as a non-commissioned officer and officer candidate. He received his Master of Business Administration from Anderson University and his master’s and bachelor’s degrees in science from Purdue University. He is also a graduate of the University of Michigan, Ross School of Business Program in Executive Management and the Stanford Executive Program. Mr. Yeagy is 45.

Effective simultaneously with Mr. Yeagy’s assumption of his new position, Mr. Giromini will step down from his position as president of the company. Mr. Giromini will continue to serve as chief executive officer and as a Board member.

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About Wabash National Corporation

Wabash National Corporation (NYSE: WNC) is a diversified industrial manufacturer and North America’s leading producer of semi-trailers and liquid transportation systems. Established in 1985 in Lafayette, Indiana, the company manufactures a diverse range of products, including: dry freight and refrigerated trailers, platform trailers, bulk tank trailers, dry and refrigerated truck bodies, truck-mounted tanks, intermodal equipment, aircraft refueling equipment, structural composite panels and products, trailer aerodynamic solutions, and specialty food grade and pharmaceutical equipment. Its innovative products are sold under the following brand names: Wabash National®, Beall®, Benson®, Brenner® Tank, Bulk Tank International, DuraPlate®, Extract Technology®, Garsite, Progress Tank, Transcraft®, Walker Engineered Products, and Walker Transport. Learn more at www.wabashnational.com.

P.O. Box 6129 • Lafayette, Indiana 47903 • Phone: (765) 771-5300